Exhibit 10.18

LICENSE AGREEMENT

THIS AGREEMENT made this 24th day of February 2009

BETWEEN:	AdVec Inc.
259 King Street East
Ancaster, Ontario L9G 2B8
CANADA

hereinafter referred to as “ADVEC”

of the FIRST PART,

AND:	CELLADON CORPORATION
2223 Avenida de la Playa, Suite 300
La Jolla, CA 92037

hereinafter referred to as “RECIPIENT”

of the SECOND PART,

WHEREAS, Dr. F.L. Graham, Professor of Biology and Pathology of McMaster University has researched and developed certain Human embryo kidney cells transformed by Adenovirus 5 DNA (hereinafter referred to as “293 cells”).

WHEREAS, ADVEC desires to license 293 cells to other parties.

WHEREAS, RECIPIENT desires to acquire a license to use 293 cells for research and/or commercial applications and the AdVec Know-How, as defined herein.

WHEREAS, ADVEC acknowledges that Targeted Genetics Corporation (TGC) had entered into a similar License Agreement with ADVEC effective September 14, 2003 for the license to use 293 cells for research and/or commercial applications and the AdVec Know-How, as defined herein.

AND WHEREAS RECIPIENT desires to obtain from TGC, and ADVEC has agreed to allow, the transfer of TGC’s licensed 293 cells and associated Know-How relating to those cells.

NOW, THEREFORE, for and in consideration of these premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, ADVEC and RECIPIENT hereby covenant and agree as follows:

1.0	Covenants made by ADVEC

1.1

ADVEC will grant to RECIPIENT a non-exclusive, world-wide license: (a) to acquire 293 cells, (b) to use 293 cells if so desired for commercial purposes and (c) to use the AdVec Know-How, as defined herein. 293 cells are considered proprietary to ADVEC, and ADVEC shall be free to use 293 cells for its own research and educational purposes and to license 293 cells to other parties.

1.2

ADVEC has engaged Microbix Biosystems Inc., 341 Bering Ave., Toronto, ON, hereinafter “MICROBIX”, to act as its distributor of 293 cells; provided however that ADVEC acknowledges that RECIPIENT may in addition obtain 293 cells from TGC.

1.3

Upon receipt of the financial consideration described in Article 2.1 of this Agreement, ADVEC will provide RECIPIENT as requested with any and all technical information available, directly or indirectly through MICROBIX, at the date of execution of this Agreement and other know-how which directly pertains to 293 cells, including, but not limited to, the characterization, testing and passage history of the 293 cells (the “AdVec Know-How”).

1.4	MICROBIX if so requested by RECIPIENT will cooperate in a reasonable manner to expedite the transfer of 293 cells in a viable form as well as any and all AdVec Know-How from ADVEC to RECIPIENT.

1.5	All 293 cells to be purchased directly through MICROBIX will be purchased at their current list prices.

1.6	ADVEC warrants that it is the true owner of 293 cells and the owner of all rights to 293 cells and the AdVec Know-How.

1.7	ADVEC warrants that it has full authority to enter into this Agreement.

1.8

ADVEC agrees that RECIPIENT may create Improvements, as defined below, to the 293 cells. “Improvements” mean any inventions, discoveries, improvements or enhancements relating to the 293 cells, including but not limited to pre-clinical and clinical data, manufacturing processes and methods and information relating to the 293 cells, whether patentable or not, made by RECIPIENT or its affiliates during the term of this Agreement and all intellectual property rights therein and thereto.

1.9	ADVEC agrees that RECIPIENT shall own all legal and equitable title, without limitation, to the Improvements.

2.0	Covenants made by RECIPIENT

2.1

RECIPIENT will make annual license maintenance payments to ADVEC in the amount of five thousand dollars in United States currency (US $5,000.00) in consideration for the covenants undertaken by ADVEC. ADVEC shall be in receipt of the first license maintenance payment within sixty (60) days after the execution of this Agreement. Subsequent payments will be payable within sixty (60) days after the anniversary date until the end of the term of this Agreement as provided in Article 6.0 unless otherwise terminated pursuant to the provisions of Article 9.0. Should such consideration not be received by ADVEC from RECIPIENT during the sixty (60) days period, and within fourteen (14) days after ADVEC notifies RECIPIENT of such nonpayment, a breach of covenant will be deemed to have occurred and to be uncorrected and ADVEC shall have the right to terminate this Agreement as provided for in Article 9 of this Agreement.

2.2

RECIPIENT will cooperate in a reasonable manner to expedite the transfer of 293 cells from MICROBIX to RECIPIENT and any or all Advec Know-How to RECIPIENT. RECIPIENT shall not transfer, distribute or release 293 cells to any other parties except that RECIPIENT may transfer 293 cells to its agents, consultants or contractors with a need for such cells to perform RECIPIENT’s license rights granted hereunder.

2.3	RECIPIENT agrees to use 293 cells, any derivation thereof or any materials treated therewith only in laboratory animals and/or in vitro unless agreed to in writing by ADVEC.

2.4

RECIPIENT agrees that 293 cells will not be used in human beings. Using the 293 cells, RECIPIENT will be deriving a commercial product to be used in human beings; however, such commercial product will not contain the 293 cells.

2.5	RECIPIENT shall not sub-license this Agreement to any third party without receiving written permission from ADVEC.

2.6	RECIPIENT shall have no rights in 293 cells other than as provided for in this Agreement.

2.7

RECIPIENT will use 293 cells in compliance with all Canadian (if applicable to RECIPIENT), United States and other laws and governmental regulations and guidelines applicable to 293 cells, any derivative thereof and any materials treated therewith.

2.8	RECIPIENT warrants that it has full authority to enter into this Agreement.

3.0	Relationship of the Parties

RECIPIENT shall have no authority to bind ADVEC. RECIPIENT is not an agent or employee of ADVEC and shall have no authority to make any third party commitment or representations or enter into any agreement that will subject ADVEC to any obligation whatsoever. RECIPIENT is an independent Corporation whose relationship to ADVEC shall be governed exclusively as stated in this Agreement.

4.0	Trademarks

All trademarks, tradenames, logos and customarily used symbols and other designations created thereby, as used or adopted by ADVEC including the designation of 293 cells shall at all times be and remain the property of ADVEC. All trademarks, tradenames, logos and customarily used symbols and other designations used or adopted by RECIPIENT including additional or other designations for 293 cells shall at all times be and remain the property of RECIPIENT. ADVEC shall have no right to use any trademarks, or trade names of RECIPIENT or to refer to this Agreement or the services performed hereunder directly or indirectly, in connection with any product, service, promotion or publication without the prior written approval of RECIPIENT; provided, however, that the foregoing shall not be construed to prohibit RECIPIENT from identifying ADVEC as the source of the 293 cells as necessary or appropriate in regulatory filings with respect to products of RECIPIENT that were discovered or developed using the 293 cells.

5.0	Public Announcement

Should one party wish to mention the other party in disclosures or publications, the parties must first agree to such actions.

6.0	Term

This Agreement shall commence on the execution date of the Agreement and shall remain in force for a period of ten (10) years, unless otherwise terminated pursuant to the provisions of Article 9.0 relating to termination hereunder (the “Initial Term”. This Agreement shall automatically renew for successive five (5) year periods (the “Renewal Term”), unless either party notifies the other party in writing, at least ninety (90) days before the end of the Initial Term or any Renewal Term, of its election not to renew. RECIPIENT shall have the option to extend the term of this Agreement upon such terms and conditions as both parties may mutually agree.

7.0	Warranties and Indemnities

7.1

This Agreement and resulting transfer of 293 cells from MICROBIX or TGC to RECIPIENT constitutes a license held by RECIPIENT to use 293 cells, any derivation thereof, or any material treated therewith solely for commercial purposes (including research and development of commercial products). 293 cells may not be transferred, assigned or in any way transmitted to another party.

7.2

293 cells are deemed experimental in nature and are provided without warranty of merchantability or fitness for a particular purpose or any other warranty expressed or implied. ADVEC makes no representation or warranty that the use of 293 cells, any derivative thereof or any other material treated therewith will not infringe on any patent or other proprietary right.

7.3

In no event shall ADVEC or MICROBIX be liable for any use by RECIPIENT of 293 cells, any derivative thereof or any material treated therewith for any losses, costs, claims, damage or liability of whatsoever kind or nature which may arise from or in connection with this Agreement.

7.4

ADVEC represents and warrants that it is under no obligation or restriction nor will it assume any obligation or restriction which would in any way interfere or be inconsistent with, or present a conflict of interest, concerning the obligations of ADVEC under this Agreement.

7.5	ADVEC warrants that it will comply and do all things necessary for RECIPIENT to comply with all applicable laws, regulations and ordinances.

7.6	ADVEC shall indemnify RECIPIENT against any actions for damages, losses, costs and claims arising from any breach of ADVEC’s obligations or warranties under this Agreement.

7.7	RECIPIENT shall indemnify ADVEC against any actions for damages, losses, costs and claims arising from any breach of RECIPIENT’s obligations or warranties under this Agreement.

8.0	Claims and Demands

RECIPIENT agrees to defend, indemnify and hold harmless ADVEC from any loss or liability that ADVEC suffers as a consequence of the use by RECIPIENT of 293 cells, any derivative thereof or any material treated therewith, except to the extent such loss or liability is attributable any breach of ADVEC’s obligations or warranties under this Agreement.

9.0	Termination

This Agreement may be terminated upon the occurrence of one of the following events:

9.1	In breach of covenant contained herein by any party to this Agreement which remains uncorrected after a period of sixty (60) days after notification pursuant to Article 14.0;

9.2

Receipt by a party to this Agreement of written notice that the other party to this Agreement had made an assignment for the benefit of creditors or has been adjudicated bankrupt or insolvent; or institutes any bankruptcy or insolvency proceeding or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, such appointment remains undischarged for 15 days;

9.3	Mutual agreement of both parties.

Upon termination of this Agreement, RECIPIENT shall return to ADVEC any and all samples of 293 cells.

10.0	Mechanism for Alterations

This Agreement can be altered upon written agreement by both parties pursuant to Article 14.0.

11.0	Surviving Terms

In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, it shall not affect the validity, legitimacy or enforceability of any other provision of this Agreement.

This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors, permitted assigns and any legal representatives of the parties hereto.

12.0	Force Majeure

No party to this Agreement shall be liable to the other or deemed to be in default for any delay or failure in performance under this Agreement resulting from Acts of God, civil or military authority, Acts of enemies of the Queen, or fire, explosions, earthquakes, floods, strikes, lockouts or any other event or condition beyond the reasonable control of such party exclusive, however, of the financial condition of such party.

13.0	Governing Laws

This Agreement shall be deemed to be made and entered into in the Province of Ontario and shall be governed by and construed under and in accordance with the laws of the Province of Ontario.

14.0	Notification

Any notice or alterations contemplated by or made pursuant to this Agreement shall be in writing and shall be delivered electronically, by prepaid courier, by registered prepaid mail or by hand. Such notices shall be deemed to have been received after verification of such receipt or ten (10) days, whichever is lesser. Notices shall be addressed to the attention of the following persons or their designates as given notice in writing in accordance with the provisions of this paragraph.

FOR THE PARTY OF THE FIRST PART

Frank L. Graham

President & Chief Executive Officer

AdVec Inc.

Ancaster, Ontario

CANADA

FOR THE PARTY OF THE SECOND PART

CELLADON CORPORATION

2223 Avenida de la Playa, Suite 300

La Jolla, CA 92037

USA

15.0	Headings and Definitions

The paragraph headings and definitions contained in this Agreement are for convenience only.

16.0	Entire Agreement

This Agreement hereto constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, undertakings and agreements between the parties respecting the subject matter hereof. This Agreement hereto may only be amended by a written instruction signed by the parties.

This Agreement is not assignable, whether by operation of law or with the prior written consent of ADVEC, which consent shall not be unreasonably delayed or withheld; provided, however, that RECIPIENT may assign this Agreement and its rights and obligations hereunder without ADVEC’s consent in connection with the transfer or sale of all or substantially all of RECIPIENT’s business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise.

IN WITNESS whereof the parties have caused this Agreement to be duly executed as of the day first written above.

Signed on behalf of:

AdVec, Inc.

/s/ Frank L. Graham
Frank L. Graham
President & Chief Executive Officer
AdVec Inc.

Date: February 27, 2009

Communications:
Frank Graham
AdVec Inc.
Piazza delle 5 Scole 23
Rome 00186
Italy

Signed on behalf of:

Celladon Corporation

/s/ Krisztina M. Zsebo
Krisztina M. Zsebo, Ph.D.
CEO & President
Celladon Corporation

Date: 2/28/09